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                              [LETTERHEAD OF COMPUTRON]

                                                                   Exhibit 10.22


February 11, 1997



Mr. Bill Burke
Via fax at 617-330-4260

Dear Bill:

This letter is to confirm our offer of employment to you under the following terms and conditions to join Computron Software, Inc. as the Vice President - Finance, reporting to myself, starting employment as soon as possible.

SALARY: Starting salary will be $8,333.33 semi-monthly, paid on the 15th and last business day of each month (this equates to $200,000 per annum).

BONUS: You will receive a signing bonus of $25,000 paid upon your start date. In addition, you will receive a bonus of $25,000 upon filing of company's report form 10k to the SEC.

STOCK OPTIONS: We will recommend to the Board of Directors of Computron Software, Inc. that you be awarded an incentive stock option grant to purchase 100,000 shares of its common stock at fair market value on the date of grant, but in no event greater than $1.50. You will vest in these options on a quarterly basis from your start date (25% per quarter), and will be one-hundred percent vested at the end of a one year period. Vesting will be accelerated upon a change in control, merger, or sale of substantially all of the company's assets. Your option, if approved, will be subject to certain other restrictions identified in Computron Software, Inc.'s Stock Option Agreement. If such stock option grant is not approved and granted within six (6) months of your start date, you will be entitled to be paid, at your option, a bonus of $50,000, or you may continue to be eligible for said options once the appropriate approvals have been obtained.

REVIEWS: A performance review will be conducted on or about your one year anniversary, then annually thereafter.

BENEFITS: Computron provides its employees with Medical, Dental, Vision, Life Insurance and Long Term disability coverage effective date of hire. Optional dependent coverage is available at the employee's expense. The company also offers a 401(k) savings plan which includes a 25% employer match (subject to certain restrictions). Please see attached Outline of Benefit Summary for details, which includes all benefits offered at this time, including holidays, vacation and other time off, and similar. You will be granted benefits in accordance with those granted to others at the Vice President level.

EXPENSES: You will be entitled to reimbursements of reasonable expenses including the rental costs of an apartment as well as coach class flight tickets (2 flights per week) between our office in New Jersey and your home in Massachusetts. Reimbursement will be made for a period not to exceed one (1) year. All travel accommodations will be booked using Computron's in-house travel representative.


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COMPUTRON SOFTWARE, INC.
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Mr. Bill Burke
February 11, 1997
Page 2

EMPLOYMENT: Computron Software, Inc. is an equal opportunity employer. In addition, it should be understood that employment is "at will", as defined under the laws of New Jersey, and thus such employment can be terminated with or without cause, at the option of either party. However, it is agreed that your employment will not be terminated without cause for a minimum of six (6) months.

CONFIDENTIALITY: You agree that any confidential information that becomes available to you in the course of employment is the sole property of Computron and shall not be used by you for any purpose other than fulfilling your position's objectives. This applies while an active or inactive employee. A partial list of items covered by Confidentiality include:


-    Employee Lists                     -    Technical Product Knowledge
-    Customer Lists                     -    Confidential Financial Data
-    Prospect Lists                     -    Product Price Lists
-    Product Materials                  -    Sales/Marketing Strategy

The above information and any other confidential material will remain confidential for a period of two years after employment at Computron, except for customer lists and possible other technical data, which remains confidential in perpetuity unless Computron makes it available to the public.

Please countersign this offer and Non-Disclosure and return to me to officially indicate your acceptance. This offer is contingent upon your review and acceptance of our offer letter, a favorable response from your references, and our review of verification of your identity and employment authorization documents as set forth in the Immigration Reform and Control Act.

Sincerely,



Michael R. Jorgensen
Chief Financial Officer


     I ACCEPT:

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     Bill Burke                                   Date



cc:  Human Resources